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                                                                   EXHIBIT 99.3

                        OFFER TO EXCHANGE NEWLY ISSUED

                    EXCHANGEABLE SENIOR DEBENTURES DUE 2008

                                      OF

                               PENNZOIL COMPANY

                             FOR A PORTION OF ITS

                6 1/2% EXCHANGEABLE SENIOR DEBENTURES DUE 2003

                                      AND

                4 3/4% EXCHANGEABLE SENIOR DEBENTURES DUE 2003

To Registered Holders and Depository Trust Company Participants:

  We are enclosing herewith the material listed below relating to the Exchange Offer (as defined herein) by Pennzoil Company, a Delaware corporation (the "Company"), to exchange its % Exchangeable Senior Debentures due 2008 (the "New Debentures") for a portion of its outstanding 6 1/2% exchangeable senior debentures due 2003 (the "6 1/2% Debentures") or 4 3/4% exchangeable senior debentures due 2003 (the "4 3/4% Debentures" and, together with the 6 1/2% Debentures, the "Old Debentures") of the Company.

  The Exchange Offer will be for a principal amount of Old Debentures (the "Target Amount") that is exchangeable into an aggregate 7.35 million and 14.39 million shares of common stock of Chevron Corporation under the existing exchange rights, and upon the terms and subject the conditions set forth in
the Prospectus, dated      , 1997 (the "Prospectus"), of the Company, and the
related Letter of Transmittal (which, together with the Prospectus, constitutes the "Exchange Offer"). New Debentures will not be issued in denominations of less than $1,000, and the Company will pay cash in lieu of issuing New Debentures in a principal amount of less than $1,000.

  Enclosed herewith are copies of the following documents:

  1. Prospectus, dated      , 1997;

  2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

  3. Notice of Guaranteed Delivery; and

  4. A form of letter which may be sent to your clients for whose account you hold Old Debentures in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

  WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE
OFFER WILL EXPIRE AT 5:00 P.M. MIDNIGHT, NEW YORK CITY TIME, ON      , 1998,
UNLESS EXTENDED BY THE COMPANY (THE "EXPIRATION DATE").

  The Company expressly reserves the right, in its sole discretion, subject to applicable law, to withdraw or terminate the Exchange Offer, and not accept for exchange any Old Debentures and promptly return all Old Debentures at any time for any reason, including (without limitation) if the Exchange Offer would result in less than $100 million in principal amount of New Debentures being issued, or upon the failure of certain other conditions described in the Prospectus, which conditions may be waived by the Company. Each holder of Old Debentures who desires to accept the Exchange Offer and tender Old Debentures for exchange and whose Old Debentures are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Old Debentures by following the procedures for guaranteed delivery set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

  D. F. King & Co., Inc. has been appointed Information Agent for the Exchange Offer. All questions relating to the Exchange Offer, as well as requests for assistance or additional copies of the Prospectus or the Letter of
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Transmittal, may be directed to D. F. King & Co., Inc., New York, New York, telephone (800) 735-3591 (toll-free).

  The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Dealer Manager and the Exchange Agent) in connection with the solicitation of tenders of Old Debentures pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Debentures to it, except as otherwise provided in Instruction 4 of the enclosed Letter of Transmittal.

                                          Very truly yours,

                                          PENNZOIL COMPANY

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF PENNZOIL COMPANY OR TEXAS COMMERCE BANK NATIONAL ASSOCIATION OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.